EXHIBIT 21
SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	INCORPORATION	DATE
Spectrum Pharmaceuticals GmbH	Switzerland	04/26/97
NeoGene Technologies, Inc.	California	10/01/99
NeoJB LLC	Delaware	4/3/02